SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SAGENT TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

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Contact:	Patty Szoka Chief Accounting Officer Sagent 650.815.3258 pszoka@sagent.com

SAGENT ANNOUNCES THAT A QUORUM WAS NOT PRESENT AT ITS SPECIAL

STOCKHOLDERS MEETING OF JULY 28, 2003

MOUNTAIN VIEW, Calif.—July 29, 2003—Sagent (Nasdaq: SGNT_OB) announced that a quorum was not present at yesterday’s Special Stockholders’ Meeting and consequently, at this point in time, the company is not in a position to consummate the asset purchase agreement that it had entered into with Group 1 Software Inc. on April 16, 2003 or is it in a position to satisfy its loan obligation in the amount of $ 7.2 million which is due in its entirety on July 31, 2003.

The stockholders meeting was held on July 28, 2003 at 2:00 p.m. PDT, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at 650 Page Mill Road, Palo Alto, California. At the meeting, the stockholders were asked to vote on the following three proposals:

1.	To approve the proposed sale of all of Sagent’s operating assets to Group 1 Software, Inc., described in more detail in the proxy statement.

2.	To approve the Plan of Complete Liquidation and Dissolution of Sagent Technology, Inc.

3.	Following consummation of the asset sale in Proposal 1, to amend Sagent’s Amended and Restated Certificate of Incorporation to remove the name “Sagent”.

4.	To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

The shareholders were informed that if the sale of assets and dissolution were approved, then the closing of the sale would have been held promptly following the stockholders meeting, and that the dissolution was expected to be completed by year-end, at which point distribution would have been paid out to the shareholders as described in the proxy statement. The shareholders were further informed that if the sale of assets and dissolution was not approved at the special stockholders meeting, then the $7 million loan from Group 1, plus accrued interest, would be due on July 31, 2003, and that Sagent would not be in a position to make the payment. At that point, Group 1 would have the right to declare an event of default, exercise its remedies as a secured creditor and commence a foreclosure sale. If this were to happen, it is uncertain what amount, if any, would be received upon the sale of our assets and if there would be any funds available to distribute to stockholders.

Out of the 46.6 million outstanding shares as of the date of record, May 28, 2003, only 16.7 million shares were voted. On the “proposed sale of all of Sagent’s operating assets to Group 1 Software Inc, of the shareholders who did vote, 16.2 million voted “for” and 0.4 million voted “against”. On the “proposed plan of complete liquidation and dissolution of Sagent Technology”, of the shareholders who did vote, 16.1 million voted “for” and 0.5 million voted “against”. On the “proposal to amend Sagent’s Amended and Restated Certificate of Incorporation to remove the name Sagent”, of the shareholders who did vote, 16.2 million voted “for” and 0.5 million voted “against”.

Commenting on the outcome of the special holders meeting, Sagent’s Chairman and CEO, Andre M. Boisvert, stated “my Board colleagues and I are extremely disappointed with the low shareholder participation in such a critical set of votes”. Boisvert went on to say “of the shareholders who did exercise their rights to vote, it was made clear by their 36-to-1 voting ratio that they were in support of the proposed sale of all of Sagent’s operating assets to Group 1 Software Inc.” . . . . . . ”unfortunately the apathy displayed by the shareholders who did not vote has now put in jeopardy any future equity value held by the current Sagent shareholders.”

Boisvert went on to explain that since the date of record of May 28, 2003, 100.1 million shares had been traded, which represented a 215% flip of the total share base. This fact, Boisvert felt, accounted for the majority of the “right to vote” being held by individuals that no longer owned the shares, while the new owners of the shares who had a vested interest to vote the shares, did not have the right to do so.

With this in mind, Sagent has informed Group 1 that it wishes to restructure the debt that it currently has with them in a fashion that would allow Sagent to operate while resetting the date of record and once more going out to seek shareholder approval. “Early indications from Group 1 in regards to Sagent’s request are encouraging and we hope to have a definitive position from them within the next few days”, stated Boisvert.

Additional Information

Sagent has filed a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). Stockholders of Sagent are urged to read the proxy statement any other relevant documents filed with the SEC because they contain important information. Investors and security holders can obtain free copies of the proxy statement and other relevant documents by contacting Sagent Technology, Inc., 800 West El Camino Real Suite 300, Mountain View, CA 94040 or at Sagent’s web site at www.sagent.com. In addition, documents filed with the SEC by Sagent are available free of charge at the SEC’s web site at www.sec.gov.

Sagent has fixed the close of business on May 28, 2003 as the record date for determining stockholders entitled to notice of, and vote at, the Special Meeting. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Sagent in connection with the transaction, and their direct and indirect interests, by security holding or otherwise, in the solicitation is set forth in the proxy statement as filed by Sagent with the SEC.

Forward Looking Statements

Some of the statements contained in this release, including the statements regarding the timing of the closing of the sale of assets and subsequent dissolution and the anticipated effects if the transactions are not approved, are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are neither promises or guarantees, but involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those set forth or reflected in the forward looking statements.

Editor’s Note:  Sagent is the trademark of Sagent Technology Inc. All other trademarks are the property of their respective owners.